Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Protagonist Therapeutics, Inc. 2016 Equity Incentive Plan, Protagonist Therapeutics, Inc. 2016 Employee Stock Purchase Plan and Protagonist Therapeutics, Inc. Amended and Restated 2018 Inducement Plan of our reports dated February 28, 2022, with respect to the consolidated financial statements of Protagonist Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Protagonist Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
February 28, 2022